Exhibit 99.1

The Scotts Miracle-Gro Company NEWS

ScottsMiracle-Gro Announces Record Third Quarter Sales and Profit
as Consumers Remain Highly Engaged in Lawn & Garden

•	Company-wide sales increase 9%; up 16% in Global Consumer segment

•	Consumer purchases in the U.S. increase 19% in third quarter

•	Company-wide adjusted gross margin rate improves 210 basis points

•	Company re-affirms full year adjusted EPS guidance of $2.35 to $2.45

MARYSVILLE, Ohio (July 29, 2009) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced strong third quarter results driven by a high level of consumer engagement in nearly all aspects of the lawn and garden category.

Company-wide sales for the quarter ended June 27 were $1.28 billion, an increase of 9 percent from the same period a year ago. Adjusted net income for the quarter, which excludes the impact of product registration and recall costs, as well as impairment charges, was $153.7 million, or $2.32 per share, compared with $130.7 million, or $2.00 per share, for the same period last year. Including those items, reported net income was $147.8 million, or $2.23 per share, compared with $22.6 million, or $0.35 per share, for the same period last year.

Global Consumer sales increased 16 percent to $1.08 billion from $930.1 million for the same period a year ago. Excluding the impact of foreign exchange, Global Consumer sales increased 19 percent. Within the segment, the North American business increased 21 percent and reported sales in Europe declined 12 percent. Excluding foreign exchange, sales in Europe rose by 6 percent.

Consumer purchases, as measured by point-of-sale data from the Company’s major retail partners in the U.S., increased 19 percent in the quarter.

Adjusted operating income for the Global Consumer segment improved 28 percent in the quarter to $265.2 million from $207.9 million for the same period last year.

“We couldn’t be more pleased with the continued strength of our core consumer business,” said Jim Hagedorn, chairman and chief executive officer. “Our investment in marketing, sales and innovation – along with outstanding support from our retail partners – has driven impressive growth throughout the season. Through the third quarter, each of our categories of lawn and garden in the U.S. reported strong growth. More impressively, on a year-to-date basis, consumer purchases are higher in every state and we have seen double-digit improvements in consumer purchases in 45 states.

“Our strong year-to-date performance, coupled with ongoing margin improvement and a commitment to drive our fall business, gives us continued confidence in our earnings guidance of $2.35 to $2.45 per share on an adjusted basis.”

Scotts LawnService reported a 10 percent decrease in sales to $79.0 million from $87.4 million. Maintaining strong cost controls resulted in a 5 percent increase in adjusted operating income to $21.6 million compared with $20.6 million a year ago.

“The performance of Scotts LawnService continues to be one of our best stories in fiscal 2009,” Hagedorn said. “While we expected revenue to decline slightly this year due to the economy, this team has done an outstanding job managing the bottom line. We now feel confident that Scotts LawnService will report record profits this year and dramatically improved operating margin. We continue to believe this unit will be a key driver of long-term growth.”

Global Professional sales declined by 24 percent in the quarter to $75.4 million from $98.7 million last year. Excluding the impact of changes in foreign currency, sales declined 12 percent. Operating income for the segment decreased to $5.2 million from $11.9 million for the same period last year.

Smith & Hawken reported $48.6 million in sales compared with $54.9 million last year, and posted an adjusted operating loss of $1.6 million. The Company previously announced plans to close Smith & Hawken by the end of the calendar year. The process of inventory mark-downs has commenced with strong consumer response.

Adjusted gross margin increased to 38.5 percent in the quarter compared with 36.4 percent a year earlier. Selling, general and administrative expenses (SG&A) increased 16 percent in the quarter to $239.0 million from $206.9 million a year earlier. The increase was driven by higher marketing spending in the consumer businesses as well as increased variable compensation.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) increased 12 percent to $263.7 million from $234.6 million a year ago.

YEAR-TO-DATE RESULTS

Company-wide net sales through the first nine months were $2.56 billion, up 5 percent from a year ago. Excluding the impact of foreign exchange, sales increased 9 percent.

Global Consumer sales increased 10 percent to $2.09 billion and improved by 14 percent when excluding the impact of foreign currency. Scotts LawnService sales decreased 5 percent to $150.3 million. Smith & Hawken reported $99.8 million in sales, down 18 percent. Global Professional reported sales were $215.4 million, compared with $260.6 million for the same period last year. Excluding the impact of foreign exchange, Global Professional sales were down 4 percent.

For the first nine months, company-wide adjusted gross margin improved 210 basis points to 36.7 percent compared with 34.6 percent. SG&A increased 9 percent to $608.1 million.

“The improvement in gross margin rate for the year has been driven primarily by favorable product mix, supply chain improvements and pricing,” said Dave Evans, chief financial officer. “We now expect the full-year improvement to be at least 210 basis points and we remain focused on continued improvement in 2010 and beyond. We also expect SG&A to increase about 10 percent compared with the prior year. This increase is primarily driven by higher marketing investments in the consumer business as well as higher variable compensation.

“We continue to believe free cash flow for the year, defined as operating cash flow minus capital expenditures, will be at least $180 million. These strong levels of free cash flow will allow us to continue to pay down debt and further strengthen our balance sheet.”

Adjusted EBITDA in the first nine months increased 10 percent to $359.6 million versus $327.7 million in the comparable period last year.

Adjusted net income for the first nine months increased 21 percent to $184.1 million, or $2.80 per share, compared with $151.6 million, or $2.31 per share, a year earlier. Reported net income was $168.2 million, or $2.56 per share, compared with $23.8 million, or $0.36 per share, for the same period last year.

The Company will discuss its third quarter results during a Webcast and conference call at 9 a.m. Eastern Time today. The call will be available live on the Investor Relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.

An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.

About ScottsMiracle-Gro

With approximately $3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro®, Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com

Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:

•	Delays in the implementation of the Smith & Hawken closure process, below forecast sales or margin resulting from the liquidation of remaining Smith & Hawken inventory, unexpected costs associated with mitigation of Smith & Hawken’s lease obligations, the inability to gain expected tax benefits and/or the escalation of other costs associated with the execution of the Smith & Hawken closure process;
•	Adverse weather conditions could adversely affect the Company’s sales and financial results;
•	Failure to remain in compliance with the Company’s debt covenants could result in the acceleration of the indebtedness, increase the Company’s interest expense and harm the Company’s ability to obtain additional credit or maintain its existing credit without significant costs, and therefore, could adversely affect the Company’s liquidity and financial health;
•	Public perceptions regarding the safety of the Company’s products, and/or compliance with heightened environmental and other public health regulations, could increase the Company’s cost of doing business and/or negatively impact sales;
•	Costs associated with the Company’s previously announced product recalls and product registration issues and the corresponding governmental investigation, including legal expenses, and potential fines, penalties and/or judgments could adversely affect the Company’s financial results;

•	The loss of one or more of the Company’s top customers could adversely affect the Company’s financial results because of the concentration of the Company’s sales with a small number of retail customers; and
•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.

Contact Information

Jim King
Senior Vice President,
Investor Relations and Corporate Affairs
The Scotts Miracle-Gro Company
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Nine Months
Ended June 27, 2009 and June 28, 2008
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 11

		Three Months Ended			Nine Months Ended
		June 27,	June 28,	%	June 27,	June 28,	%
	Footnotes	2009	2008	Change	2009	2008	Change

Net sales		$1,280.0	$1,170.9	9%	$2,558.1	$2,437.6	5%
Cost of sales		787.2	746.9		1,619.0	1,596.9
Cost of sales — impairment charges		2.7	—		2.7	—
Cost of sales — product registration and recall matters		3.3	0.2		7.1	22.8

Gross profit		486.8	423.8	15%	929.3	817.9	14%
% of sales		38.0%	36.2%		36.3%	33.6%

Operating expenses:
Selling, general and administrative		239.0	206.9	16%	608.1	559.6	9%
Product registration and recall matters		3.1	5.6		14.8	6.8
Impairment charges		—	123.3		—	123.3
Other income, net		(1.0)	(5.4)		(3.4)	(9.6)

Total operating expenses		241.1	330.4	-27%	619.5	680.1	-9%

Income from operations		245.7	93.4	163%	309.8	137.8	125%
% of sales		19.2%	8.0%		12.1%	5.7%

Interest expense		13.7	22.1		45.9	64.6

Income before taxes		232.0	71.3		263.9	73.2

Income tax expense		84.2	48.7		95.7	49.4

Net income		147.8	22.6		168.2	23.8

Basic income per share	(1)	$2.27	$0.35		$2.59	$0.37

Diluted income per share	(2)	$2.23	$0.35		$2.56	$0.36

Common shares used in basic income per share calculation		65.0	64.6		64.9	64.4

Common shares and potential common shares used in diluted income per share calculation		66.1	65.3		65.8	65.5

Results of operations excluding impairment of assets and product registration and recall charges:

Adjusted net income	(4)	$153.7	$130.7	18%	$184.1	$151.6	21%

Adjusted diluted income per share	(2) (4)	$2.32	$2.00	16%	$2.80	$2.31	21%

Adjusted EBITDA	(3) (4)	$263.7	$234.6	12%	$359.6	$327.7	10%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment for the Three and Nine Months
Ended June 27, 2009 and June 28, 2008
(in millions)
(Unaudited)

	Three Months Ended
	June 27,	June 28,	%
	2009	2008	Change

Global Consumer	$1,077.2	$930.1	16%

Global Professional	75.4	98.7	-24%

Scotts LawnService®	79.0	87.4	-10%

Corporate & Other	48.4	54.7	-12%

Consolidated	$1,280.0	$1,170.9	9%

	Nine Months Ended
	June 27,	June 28,	%
	2009	2008	Change

Global Consumer	$2,093.2	$1,898.9	10%

Global Professional	215.4	260.6	-17%

Scotts LawnService®	150.3	157.7	-5%

Corporate & Other	99.2	120.4	-18%

Consolidated	$2,558.1	$2,437.6	5%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
June 27, 2009, June 28, 2008 and September 30, 2008
(in millions)
(Unaudited)

	June 27,	June 28,	September 30,
	2009	2008	2008

ASSETS
Current assets
Cash and cash equivalents	$149.2	$166.0	$84.7
Accounts receivable, net	779.0	796.2	406.4
Inventories, net	547.4	474.9	415.9
Prepaids and other current assets	137.8	153.3	137.9

Total current assets	1,613.4	1,590.4	1,044.9

Property, plant and equipment, net	335.9	355.8	344.1
Goodwill, net	374.9	386.7	377.7
Other intangible assets, net	364.7	377.1	367.2
Other assets	20.3	23.9	22.4

Total assets	$2,709.2	$2,733.9	$2,156.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$152.9	$292.1	$150.0
Accounts payable	269.4	295.1	207.6
Other current liabilities	536.0	443.8	320.5

Total current liabilities	958.3	1,031.0	678.1

Long-term debt	967.7	1,028.3	849.5
Other liabilities	181.2	174.8	192.0

Total liabilities	2,107.2	2,234.1	1,719.6

Shareholders’ equity	602.0	499.8	436.7

Total liabilities and shareholders’ equity	$2,709.2	$2,733.9	$2,156.3

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three
Months Ended June 27, 2009 and June 28, 2008
(in millions, except per share data)
(Unaudited)
Note: See Notes 3 and 4 to the Accompanying Footnotes on Page 11

	Three Months Ended June 27, 2009				Three Months Ended June 28, 2008
		Product				Product
		Registration and				Registration and
	As Reported	Recall Matters	Impairment	Adjusted	As Reported	Recall Matters	Impairment	Adjusted
Net sales	$1,280.0	$—	$—	$1,280.0	$1,170.9	$(5.2)	$—	$1,176.1
Cost of sales	787.2	—	—	787.2	746.9	(0.8)	—	747.7
Cost of sales — impairment charges	2.7	—	2.7	—	—	—	—	—
Cost of sales — product registration and recall matters	3.3	3.3	—	—	0.2	0.2	—	—

Gross profit	486.8	(3.3)	(2.7)	492.8	423.8	(4.6)	—	428.4
% of sales	38.0%			38.5%	36.2%			36.4%

Operating expenses:
Selling, general and administrative	239.0	—	—	239.0	206.9	—	—	206.9
Product registration and recall matters	3.1	3.1	—	—	5.6	5.6	—	—
Impairment charges	—	—	—	—	123.3	—	123.3	—
Other income, net	(1.0)	—	—	(1.0)	(5.4)	—	—	(5.4)

Total operating expenses	241.1	3.1	—	238.0	330.4	5.6	123.3	201.5

Income from operations	245.7	(6.4)	(2.7)	254.8	93.4	(10.2)	(123.3)	226.9
% of sales	19.2%			19.9%	8.0%			19.3%

Interest expense	13.7	—	—	13.7	22.1	—	—	22.1

Income before taxes	232.0	(6.4)	(2.7)	241.1	71.3	(10.2)	(123.3)	204.8

Income tax expense	84.2	(2.3)	(0.9)	87.4	48.7	(4.0)	(21.4)	74.1

Net income	$147.8	$(4.1)	$(1.8)	$153.7	$22.6	$(6.2)	$(101.9)	$130.7

Basic income per share	$2.27	$(0.06)	$(0.03)	$2.36	$0.35	$(0.10)	$(1.58)	$2.02

Diluted income per share	$2.23	$(0.06)	$(0.03)	$2.32	$0.35	$(0.09)	$(1.56)	$2.00

Common shares used in basic income per share calculation	65.0	65.0	65.0	65.0	64.6	64.6	64.6	64.6

Common shares and potential common shares used in diluted income per share calculation	66.1	66.1	66.1	66.1	65.3	65.3	65.3	65.3

Net income	$147.8				$22.6
Income tax expense	84.2				48.7
Interest expense	13.7				22.1
Depreciation	12.0				13.7
Amortization, including marketing fees	2.9				4.6
Product registration and recall matters, non-cash portion	0.4				(0.4)
Impairment of assets	2.7				123.3

Adjusted EBITDA	$263.7				$234.6

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Nine
Months Ended June 27, 2009 and June 28, 2008
(in millions, except per share data)
(Unaudited)
Note: See Notes 3 and 4 to the Accompanying Footnotes on Page 11

	Nine Months Ended June 27, 2009				Nine Months Ended June 28, 2008
		Product				Product
		Registration and				Registration and
	As Reported	Recall Matters	Impairment	Adjusted	As Reported	Recall Matters	Impairment	Adjusted
Net sales	$2,558.1	$(0.3)	$—	$2,558.4	$2,437.6	$(24.2)	$—	$2,461.8
Cost of sales	1,619.0	(0.2)	—	1,619.2	1,596.9	(12.8)	—	1,609.7
Cost of sales — impairment charges	2.7	—	2.7	—	—	—	—	—
Cost of sales — product registration and recall matters	7.1	7.1	—	—	22.8	22.8	—	—

Gross profit	929.3	(7.2)	(2.7)	939.2	817.9	(34.2)	—	852.1
% of sales	36.3%			36.7%	33.6%			34.6%

Operating expenses:
Selling, general and administrative	608.1	—	—	608.1	559.6	—	—	559.6
Product registration and recall matters	14.8	14.8	—	—	6.8	6.8	—	—
Impairment charges	—	—	—	—	123.3	—	123.3	—
Other income, net	(3.4)	—	—	(3.4)	(9.6)	—	—	(9.6)

Total operating expenses	619.5	14.8	—	604.7	680.1	6.8	123.3	550.0

Income from operations	309.8	(22.0)	(2.7)	334.5	137.8	(41.0)	(123.3)	302.1
% of sales	12.1%			13.1%	5.7%			12.3%

Interest expense	45.9	—	—	45.9	64.6	—	—	64.6

Income before taxes	263.9	(22.0)	(2.7)	288.6	73.2	(41.0)	(123.3)	237.5

Income tax expense	95.7	(7.9)	(0.9)	104.5	49.4	(15.1)	(21.4)	85.9

Net income	$168.2	$(14.1)	$(1.8)	$184.1	$23.8	$(25.9)	$(101.9)	$151.6

Basic income per share	$2.59	$(0.22)	$(0.03)	$2.84	$0.37	$(0.40)	$(1.58)	$2.35

Diluted income per share	$2.56	$(0.21)	$(0.03)	$2.80	$0.36	$(0.40)	$(1.56)	$2.31

Common shares used in basic income per share calculation	64.9	64.9	64.9	64.9	64.4	64.4	64.4	64.4

Common shares and potential common shares used in diluted income per share calculation	65.8	65.8	65.8	65.8	65.5	65.5	65.5	65.5

Net income	$168.2				$23.8
Income tax expense	95.7				49.4
Interest expense	45.9				64.6
Depreciation	35.0				40.1
Amortization, including marketing fees	9.5				12.8
Product registration and recall matters, non-cash portion	2.6				13.7
Impairment of assets	2.7				123.3

Adjusted EBITDA	$359.6				$327.7

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
Results of Operations
(1)	Basic income per common share is calculated by dividing net income by average common shares outstanding during the period.

(2)	Diluted income per share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock options, stock appreciation rights, restricted stock and restricted stock units) outstanding during the period.

(3)	“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization as well as certain other items such as the impact of discontinued operations, the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.

(4)	The Reconciliation of non-GAAP Disclosure Items includes the following non-GAAP financial measures:

Adjusted net income and adjusted diluted income per share — These measures exclude charges or credits relating to refinancings, impairments, restructurings, product registration and recall matters, and other unusual items such as costs or gains related to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business.

Adjusted EBITDA — The presentation of adjusted EBITDA is provided as a convenience to the Company’s lenders because adjusted EBITDA is a component of certain debt covenants.

The Company believes that the disclosure of these non-GAAP financial measures provides useful information to investors or other users of the financial statements, such as lenders.